EXHIBIT 21.1

PRINCIPAL SUBSIDIARIES OF THE REGISTRANT

The following is a listing of the principal subsidiaries of the registrant as of May 31, 2006.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Activision Asia Pacific Holding Pte. Ltd.	Singapore

Activision Beteiligungs GmbH	Germany

Activision Canada, Inc.	Canada

Activision Deutschland GmbH	Germany

Activision Europe, Limited	United Kingdom

Activision GmbH	Germany

Activision International B.V.	The Netherlands

Activision International Europe, LLC	California

Activision Italia, S.p.A.	Italy

Activision Korea, Ltd.	South Korea

Activision Luxembourg S.a.r.l.	Luxembourg

Activision Productions, Inc.	Delaware

Activision Pty Ltd.	Australia

Activision Publishing Europe, LLP	United Kingdom

Activision Publishing, Inc.	Delaware

Activision Publishing International, Inc.	California

Activision Spain, S.A.	Spain

Activision Testing & Verification Inc.	California

Activision Texas, Inc.	Texas

Activision U.K. Ltd.	United Kingdom

Activision Value Publishing, Inc.	Minnesota

Activision Vermogensverwaltungs GmbH	Germany

Advantage Entertainment Distribution Limited	United Kingdom

ATVI France SARL	France

Beenox Inc.	Canada

CD Contact Data BV	The Netherlands

CD Contact Data GmbH	Germany

Centresoft Ltd.	United Kingdom

Combined Distribution Holdings Ltd.	United Kingdom

Contact Data Belgium N.V.	Belgium

Expert Software, Inc.	Delaware

Igloo Distribution Limited	United Kingdom

Infinity Ward, Inc.	Delaware

Kaboom.com, Inc.	Delaware

Luxoflux, Inc.	Delaware

NBG EDV Handels-und Verlags GmbH & Co. KG	Germany

Neversoft Entertainment, Inc.	California

PDQ Distribution Ltd.	United Kingdom

Shaba Games, Inc.	Delaware

Target Software Vertriebs GmbH	Germany

Treyarch Corporation	Delaware

Toys For Bob, Inc.	California

Vicarious Visions, Inc.	New York

Z-Axis, Ltd.	Nevada